SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8(a) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME:

Federated Project and Trade Finance Tender Fund

ADDRESS OF PRINCIPAL BUSINESS OFFICE

(NO. & STREET, CITY, STATE, ZIP CODE):

Federated Investors Funds

4000 Ericsson Drive

Warrendale, Pennsylvania 15086-7561

TELEPHONE NUMBER (INCLUDING AREA CODE):

(412) 288-1900

NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:

John W. McGonigle, Esquire

Federated Investors Tower

1001 Liberty Avenue

Pittsburgh, Pennsylvania 15222-3779

CHECK APPROPRIATE BOX:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A.

Yes X  No

SIGNATURE

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Pittsburgh and State of Pennsylvania on the 21st day of July, 2016.

FEDERATED PROJECT AND TRADE FINANCE TENDER FUND

By: /s/ George F. Magera

George F. Magera

Initial Trustee

Attest:

/s/ Stephen Van Meter

Stephen Van Meter

Chief Compliance Officer and Senior Vice President